EXHIBIT 99.1

GREKA GETS $20M IN CASH FOR POTASH FIELD

June 3, 2002. NEW YORK, NEW YORK—Greka Energy Corporation (NASDAQ/NM: GRKA) announced that the Company successfully closed as scheduled the sale of its interests in the Potash Field. The buyer, Sundown Energy, Inc., paid a contract price of $20 million cash for these producing assets in Louisiana.

The sale proceeds were used to substantially pay down the Company’s debt. Bank of Texas, N.A. was paid $12.5 million and related trade payables were paid $7 million, approximately.

The sale, effective May 1, 2002, transferred the Company’s operatorship and ownership of a 100% working interest and a net revenue interest of 78-83% in approximately 3,000 acres in the Potash Field, which Exxon discovered in the 1930’s. The Potash Field is a salt dome in South Louisiana on the Mississippi River that is south of New Orleans.

The Company had acquired the Potash Field in the 1999 Saba acquisition. At that time, the field was shut-in and clouded with title defects including several related lawsuits. During the Company’s three years of owning and operating the field, the Company successfully implemented its planned strategy to convert the Potash Field from a liability to an asset. This included eliminating the title defects and related litigation through settlements with the mineral owners and related creditors, executing several workovers that confirmed the reservoir productivity, and successfully drilling the HD No. 1 well to a total depth of over 10,000’ that proved the Company’s geophysical interpretation and field potential.

The sale follows the Company’s restructuring plan that focuses on its Integrated Operations in Santa Maria, California, as announced in March 2002 and which identified the Potash Field as a non-strategic asset.

Mr. Randeep S. Grewal, Chairman, CEO & President, stated, “The Potash sale represents a significant accomplishment under the aggressive restructured business plan initiated in March 2002. The sale was concluded as scheduled, both timely within the second quarter and financially within the Company’s price expectations. We are pleased with the $20 million cash return to the Company on its investment of considerable effort and capital spent in creating value in the Potash Field.

In addition to the significance of $20 million in cash, this sale further creates substantial equity in the Company’s borrowing capability by de-leveraging its current assets. The Company’s E&P credit facility in the aggregate amount of $18.5 million had allocated only $2 million approximately in GREKA’s borrowing availability related to the Potash Field. Whereas, the remaining availability of approximately $16.5 million related to the credit facility’s allocated value to current assets of the Company.”

Mr. Grewal further stated, “This sale provides a material liquidity boost to the Company’s working capital position going forward and ought to facilitate the debt-restructuring. With this sale concluded as planned, management will be entirely focused on the debt restructuring and asset acquisition as previously announced.”

Greka is a vertically-integrated energy company with primary areas of activities in California and long-term in China. The Company is principally focused on exploiting the high cash margin created from the relatively stable natural hedge by its crude production and the asphalt market in Central California.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the statements in this Release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company’s international operations, imprecision of reserve estimates, the availability of additional oil and gas assets for acquisition on commercially reasonable terms, and the Company’s ability to replace and exploit its existing oil and gas reserves. These and other risks are described in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission.

For more information contact Richard A. L’Altrelli	ral@grekaenergy.com	212-218-4680